EXHIBIT 99.1

Lakeland Bancorp Announces Date for First Quarter Earnings

OAK RIDGE, N.J., April 10, 2023 (GLOBE NEWSWIRE) -- Lakeland Bancorp, Inc. (NASDAQ: LBAI) (the “Company”) announced that it expects to report earnings for the first quarter ended March 31, 2023, on Thursday, April 27, 2023, at approximately 8:00 a.m. ET. A copy of the earnings release will be immediately available on its website. The Company will not be hosting an earnings conference call to review the first quarter 2023 results.

About Lakeland Bancorp, Inc.

At December 31, 2022, Lakeland Bancorp, Inc. had approximately $10.78 billion in total assets. With an extensive branch network and commercial lending centers throughout New Jersey and Highland Mills, New York, Lakeland Bank, a wholly-owned subsidiary of the Company, offers business and retail banking products and services. Business services include commercial loans and lines of credit, commercial real estate loans, loans for healthcare services, asset-based lending, equipment financing, small business loans and lines and cash management services. Consumer services include online and mobile banking, home equity loans and lines, mortgage options and wealth management solutions. The Company is proud to be recognized as one of New Jersey's Best-In State Banks by Forbes and Statista, rated a 5-Star Bank by Bauer Financial and named one of New Jersey's 50 Fastest Growing Companies by NJBIZ. Visit LakelandBank.com or 973-697-6140 for more information.

Thomas F. Splaine
EVP & CFO